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                                                                    EXHIBIT 23.1


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-56982 of AmSurg Corp. on Form S-3 of our report dated February 19, 2001 (except for Note 13, as to which the date is March 6, 2001), included in the Annual Report on Form 10-K of AmSurg Corp. for the year ended December 31, 2000, and of our report dated February 19, 2001 relating to the financial statement schedule appearing in the Annual Report on Form 10-K of AmSurg Corp. for the year ended December 31, 2000, and to the use of our report dated February 19, 2001 (except for Note 13, as to which the date is March 6, 2001), appearing in the Prospectus, which is part of such Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.

DELOITTE & TOUCHE LLP


Nashville, Tennessee
April 4, 2001